UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2011
TPG Specialty Lending, Inc.
(Exact name of registrant as specified in charter)

Delaware	814-00854	27-3380000

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300
Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 871-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 7, 2011, the Board of Directors of TPG Specialty Lending, Inc. (the “Company”) appointed Michael Fishman, age 48, as a director and Chief Executive Officer of the Company, effective April 1, 2011. Mr. Fishman’s term as a director of the Company will expire in 2014.
     Mr. Fishman has been an executive in corporate lending for more than 20 years with senior management experience in credit, portfolio management and primary loan originations. Prior to joining the Company, Mr. Fishman was the Executive Vice President and National Director of Loan Originations for Wells Fargo Capital Finance (“WFCF”), formerly known as Wells Fargo Foothill and Foothill Capital Corporation. In this role, Mr. Fishman sat on the senior investment committee and was responsible for primary and secondary lending, loan distribution and syndications, strategic transactions and new lending products. From 2000 to 2007, he built the team that grew WFCF’s assets under management from approximately $2 billion to over $10 billion. Mr. Fishman has also contributed to various industry publications and panel discussions, and has sat on the board of the American Bankruptcy Institute. He holds a degree in Finance from Rochester Institute of Technology. Mr. Fishman’s extensive experience in the credit markets provides the Company with valuable industry-specific knowledge.
     Mr. Fishman will be compensated by TSL Advisers, LLC, the Company’s investment adviser. The Company will not reimburse TSL Advisers, LLC for Mr. Fishman’s compensation.
     Mr. Fishman has no family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Fishman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC.
(Registrant)
Date: April 7, 2011	By:	/s/ Ronald Cami
Ronald Cami
Vice President